CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of The Duckhorn Portfolio, Inc. of our report dated December 18, 2020, except for the disaggregated revenue information discussed in Note 2 to the consolidated financial statements, as to which the date is February 23, 2021, and except for the effects of the stock split discussed in Note 2 to the consolidated financial statements, as to which the date is March 10, 2021, relating to the financial statements of The Duckhorn Portfolio, Inc. (formerly known as Mallard Intermediate, Inc.), which appears in Amendment No. 2 to the Registration Statement on Form S-1 (Registration No. 333-253412) of The Duckhorn Portfolio, Inc.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

March 19, 2021